Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Anthony DiSandro, President
215-979-7910

PSB BANCORP, INC. FIRST QUARTER EARNING RESULTS

PHILADELPHIA, PENNSYLVANIA – May 6, 2004 - PSB Bancorp, Inc. (NASDAQ: PSBI), the holding company for First Penn Bank, today announced first quarter 2004 earnings of $608,000, a 30.0% increase over first quarter 2003 earnings of $469,000.

For the quarter ending March 31, 2004, basic and diluted earnings per share were $0.14, or 27.0% higher than the $0.11 earned during the first quarter of 2003.

Net interest income in the first quarter of 2004 increased $293,000 or 7.0% over the same period in 2003. This increase was the result of an increase in the net interest margin, which occurred due to an increase in earning assets, loan growth and a reduction in the bank’s cost of funds. The net interest margin for the first quarter of 2004 was 3.80%, an increase of 64 basis points from the first quarter of 2003 net interest margin of 3.16%.

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Highlights from the results of operations of PSB Bancorp, Inc. for the three month period ended March 31, 2004 and 2003, respectively, are outlined below:

PSB BANCORP, INC.

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003

Net Interest Income	$4,431	$4,138
Net Income	$608	$469
Return on Average Assets (1)	0.51%	0.36%
Return on Average Equity (1)	5.08%	4.00%
Basic Earnings per Share	$0.14	$0.11
Diluted Earnings per Share (2)	$0.14	$0.11

(1) Annualized

(2) The computation of diluted earnings per share excludes 1,371,200 options for the respective three month periods ended March 31, 2004 and 2003.   PSB is contesting the validity of   these options associated with the First Bank of Philadelphia merger in 1999.  As previously reported on March 31, 2004 the U.S. District Court granted the plaintiffs’ motion for summary judgment validating 895,240 shares of these options.  PSB Bancorp has filed an appeal of this decision. Until the appeal process is concluded, management believes the options should be excluded from the calculation of diluted earnings per share.

“We are pleased to report increased earnings for the first quarter of 2004. Our performance reflects the Company’s focus on balance sheet and interest rate risk management, maintaining strong credit quality and providing quality products and services to our customers. We continue to reduce our cost of funds, control overhead expense and seek new sources of non-interest income,” said Anthony DiSandro, President and CEO.

PSB BANCORP, INC.

BALANCE SHEET HIGHLIGHTS

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)

Total Assets	$490,173	$470,330
Net Loans	$239,954	$237,383
Total Deposits	$435,944	$416,160
Shareholders’ Equity	$48,591	$47,123

Balance sheet growth trended up throughout the first quarter of 2004 as total assets increased $19.8 million, to $490.2 million, as of March 31, 2004, up 4.2% from $470.3 million at December 31, 2003. Loans accounted for part of the asset growth, increasing $2.6 million during the period and ended the first quarter of 2004 at $240.0 million. Investment securities,  totaled $96.2 million at March 31, 2004.  Asset growth was funded primarily by increases in deposits which totaled $435.9 million at the end of the first three months, compared with $416.2 million at year-end 2003, an increase of $19.7 million, or 4.7%.

“The bank has experienced increased loan demand during the first quarter of 2004 and expects this trend will continue and lead to a higher level of loans outstanding thereby enhancing future earnings,” commented  Anthony DiSandro.

The Bank continued to be “well capitalized” under all regulatory capital requirements at March 31, 2004.  At March 31, 2004 stockholders’ equity totaled $48.6 million representing a book value per share of $10.71.

First Penn Bank conducts business from its corporate offices in Center City Philadelphia, and twelve banking offices throughout Philadelphia and the surrounding counties.

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by PSB Bancorp Inc. (“PSB”), pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to PSB’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, and results of operations, future performance and business of PSB. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “ expect,” “anticipate,” “estimate,” “ intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond PSB’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause PSB’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. PSB cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on PSB and any such forward-looking statement. PSB does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of PSB.

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